EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy, Inc. Announces Offering of $1.0 Billion Senior Secured Notes Due 2027 by Cheniere Corpus Christi Holdings, LLC
Houston, Texas - May 15, 2017 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) announced today that its wholly owned subsidiary, Cheniere Corpus Christi Holdings, LLC (“CCH”) intends to offer, subject to market and other conditions, $1.0 billion principal amount of Senior Secured Notes due 2027 (“CCH 2027 Notes”).
CCH intends to use the net proceeds from the offering (after deducting the initial purchasers’ commissions and certain provisions, costs, prepayment premiums, fees and expenses) to prepay a portion of the principal amounts currently outstanding under CCH’s term loan credit facility (the “CCH Credit Facility”). The CCH 2027 Notes will be secured by a first priority security interest in substantially all of the assets of CCH and its subsidiaries and by a pledge of all of the equity interests in CCH and will rank pari passu in right of payment with all existing and future senior secured indebtedness of CCH, including borrowings under the CCH Credit Facility, its outstanding senior secured notes due 2024, senior secured notes due 2025, and its obligations under its working capital facility.
The offer of the CCH 2027 Notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and the CCH 2027 Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere’s business strategy, plans and objectives, including the use of proceeds from the offering. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

CONTACTS:

Investors
Randy Bhatia:	713-375-5479
Megan Light:	713-375-5492

Media
Eben Burnham-Snyder:	713-375-5764